Sub-Item 77M: Mergers

On August 24, 2009 the Wilmington Conservative Asset Allocation Fund ("Conservative Fund") acquired all of the assets and liabilities of the Wilmington Moderate Asset Allocation Fund ("Moderate Fund") in exchange for shares of the Conservative Fund, pursuant to the agreement and plan of reorganization approved by the Board of Trustees on May 28, 2009 and approved by the shareholders of the Moderate Fund on August 21, 2009.
The Conservative Fund's acquisition of the Moderate Fund was accomplished through the tax-free exchange of the outstanding shares of the Moderate Fund, (1,794,412 Institutional Shares and 953,809 A Shares), on August 21, 2009 (valued at $ 15,358,229 and $ 8,139,354, respectively) for 1,628,014 Institutional Shares and 864,369 A Shares of the Conservative Fund. The net assets and net unrealized depreciation of the Moderate Fund as of the close of business on August 21, 2009 were $23,497,583 and $(361,399), respectively. Prior to the acquisition on August 21, 2009, the Conservative Fund had net assets of $17,650,098. After the acquisition the Conservative Fund had net assets of $41,147,681. On August 24, 2009, the Moderate Fund ceased operations and was liquidated.